Exhibit 99.1

Vringo Announces Bank Settlement Agreement

Settlement to Strengthen Vringo’s Balance Sheet

NEW YORK — June 14, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced that it has entered into a Settlement Agreement (the “Agreement”) with its primary lenders (the “Lenders”), pursuant to which the Lenders will forgive approximately $1.4 million of their outstanding loans to Vringo, representing 50% of the outstanding balance. The debt forgiveness is anticipated to strengthen Vringo’s balance sheet for its second quarter, subject to review by Vringo’s accountants and auditors.

Under the terms of the Agreement, in exchange for the $1.4 million in debt forgiveness, Vringo will make two payments to the Lenders, with the first payment of approximately $331,339 due upon execution of the Agreement, and the second payment of $1,050,873 due within 75 days of execution of the Agreement. In addition, Vringo will issue the Lenders 250,000 shares of its common stock, and the Lenders’ outstanding warrants to purchase 250,000 shares of Vringo’s common stock at $2.75 per share will be cancelled. As a result of the Agreement, the loan will be settled 19 months early.

“This is a significant development for Vringo and our stockholders,” said Jon Medved, Vringo’s Chief Executive Officer. “By negotiating a successful settlement to our outstanding balance with our primary lenders, we are able to eliminate $1.4 million of debt. We believe this agreement strengthens our financial position and provides additional flexibility as we continue to grow our business and expand our reach in the global mobile video market.”

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video services and video ringtones. With its award-winning video ringtone application and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo has been heralded by The New York Times as “the next big thing in ringtones” and USA Today said Vringo’s application has “to be seen to be believed.” Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories. For more information, visit: http://ir.vringo.com.

For more information about how video ringtones work, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Company Contact:

Vringo, Inc.

Jonathan Medved, CEO

646-525-4319 x 2501

jon@vringo.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com